EXHIBIT 99.1

Contacts:               LaDuane Clifton, The LGL Group, Inc.:                                                                     (407) 298-2000
Email: lclifton@lglgroup.com

The LGL Group, Inc. Reports Third Quarter 2011 Pre-Tax Earnings of $91,000;
Third Quarter 2011 Revenues of $9,629,000

Third Quarter 2011 Pre-Tax Diluted Earnings per Share of $0.03

ORLANDO, FL, November 9, 2011 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), announced results for the quarter ended September 30, 2011.

Total revenues for the three months ended September 30, 2011, were $9,629,000, a decrease of 22.3% from revenues of $12,397,000 for the three months ended September 30, 2010.  Net income for the three months ended September 30, 2011, was $91,000, compared with $1,978,000 for the same period in 2010.  Diluted earnings per share were $0.03 for the three months ended September 30, 2011, compared with diluted earnings per share of $0.88 for the same period in 2010.  The decreases in revenue and net income primarily were the result of reduced order activity for the Military, Instrumentation, Space and Avionics (“MISA”) market segment due to uncertainty related to government budget and spending cycles, as well as the effects of weakness in the global macroeconomic climate.  Pre-tax earnings for the three months ended September 30, 2011, were $91,000, compared to $2,067,000 for the same period in 2010, and diluted pre-tax earnings per share were $0.03 for the three months ended September 30, 2011, compared to $0.92 for the same period in 2010.  The decreases in diluted pre-tax earnings per share and diluted earnings per share were also partially attributable to the 16.0% increase in the weighted average number of shares outstanding, which was 2,609,334 for the three months ended September 30, 2011, compared to 2,249,416 for the three months ended September 30, 2010.  The increase in the weighted average number of shares outstanding is due primarily to the additional 350,000 shares sold by the Company in its public offering completed in February 2011.

Total revenues for the nine months ended September 30, 2011, were $28,295,000, a decrease of 20.6% from revenues of $35,633,000 for the comparable period in 2010.  Pre-tax earnings for the nine months ended September 30, 2011, were $1,011,000, compared to $5,436,000 for the same period in 2010.  Net income for the nine months ended September 30, 2011, was $678,000, compared with $5,221,000 for the comparable period in 2010.  Diluted earnings per share for the nine months ended September 30, 2011, were $0.26, compared with $2.32 for the same period in 2010.

Greg Anderson, LGL’s President and Chief Executive Officer, said, “We have extended our trend of generating earnings to eight consecutive quarters in spite of continued weakness in the MISA market segment and also in Telecom orders in Q3 2011.  As we look ahead to 2012, we believe that our work to gain market share and to continue strengthening our customer positions will allow us to harness new growth opportunities when the business cycle improves.”

The Company’s backlog decreased to $9,119,000 as of September 30, 2011, a decrease of 24.6% compared to the backlog of $12,093,000 as of June 30, 2011.  The decrease in backlog was due primarily to a decrease in repeat orders from existing customers in both the MISA and Telecom market segments during the quarter.

Mr. Anderson noted, “We have continued to strengthen our customer positions and have seen stronger levels of design activity from both existing and new customers.  We continue to make targeted investments in product development efforts that will expand our product portfolio and allow us to win market share with both existing and new customers.  In addition, we are also devoting effort to our strategic framework for growth and actively seeking opportunities to expand the enterprise and create shareholder value.”

Gross Margins of 28.0%; Cash from Operations of $1.6 Million

The Company had gross margins of 28.0% for the three months ended September 30, 2011, compared to 37.6% for the same period in 2010.  The decrease was primarily due to spreading fixed costs over reduced revenues compared to the same period in 2010.  Mr. Anderson noted, “We are working to maintain discipline in keeping both variable and structural costs in line with revenue levels as we seek to manage effectively through the current business cycle.”

The Company generated $1,600,000 in cash from operations for the nine months ended September 30, 2011, compared to $3,024,000 for the same period in 2010.  Cash-adjusted working capital, which is comprised of accounts receivable plus inventory less trade accounts payable, was $9,630,000 at September 30, 2011, compared to $9,696,000 at December 31, 2010.

Total cash and cash equivalents as of September 30, 2011 was $13,716,000 compared to $10,985,000 as of June 30, 2011.  The increase of $2,731,000 is due to primarily to a drawdown on the Company’s revolving line of credit, offset by the Company’s use of cash in investing activities during the three months ended September 30, 2011, of $119,000 for expansion of equipment and facilities for new product development, and investment in software to replace the Company’s existing enterprise resource planning systems, as well as a use of cash of $315,000 for repurchases of approximately 35,000 shares of the Company’s common stock completed during the three months ended September 30, 2011.  Total debt as of September 30, 2011, was $3,834,000 compared to $669,000 at December 31, 2010.

Mr. Anderson said, “The Company remains well-positioned with a strong balance sheet and capital flexibility, which provides a strong foundation point from which to pursue our strategic framework for growth.”

Investor’s Conference Call Scheduled for Thursday, November 10, 2011, at 10:00 A.M. Eastern Time

An investor conference call is scheduled for Thursday, November 10, 2011, at 10:00 a.m. Eastern Time.  The purpose of the call is to discuss the Company’s third quarter 2011 earnings results, current business activities and strategy.  The Company’s President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 894-5910 for domestic callers and (785) 424-1052 for international callers.  The conference ID is LGLIR1110.

Presentation materials will be available on the LGL website on Wednesday, November 9, 2011, by 6:00 p.m. Eastern Time at www.lglgroup.com.  Participants are invited to “attend” the online meeting using Conferencing Center LIVE.  To attend the event, participants are asked to copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.  The meeting ID is: LGLIR1110; the entry code is: attend.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in The LGL Group’s filings with the U.S. Securities and Exchange Commission.

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

REVENUES	$9,629	$12,397	$28,295	$35,633
Cost and expenses:
Manufacturing cost of sales	6,930	7,741	19,591	22,779
Engineering, selling and administrative	2,577	2,465	7,635	7,108
Total Cost and Expenses	9,507	10,206	27,226	29,887
OPERATING INCOME	122	2,191	1,069	5,746
Total Other Expense	(31)	(124)	(58)	(310)
INCOME BEFORE INCOME TAXES	91	2,067	1,011	5,436
Income tax provision	-	(89)	(333)	(215)

NET INCOME	$91	$1,978	$678	$5,221

Weighted average number of shares used in basic and diluted EPS calculation	2,609,334	2,249,416	2,569,717	2,246,390

BASIC AND DILUTED NET INCOME PER COMMON SHARE	$0.03	$0.88	$0.26	$2.32

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	September 30, 2011	December 31, 2010 (A)
ASSETS
Cash and cash equivalents	$ 13,716	$ 4,147
Accounts receivable, less allowances of $108 and $161, respectively	5,820	5,782
Inventories, net	6,114	5,947
Deferred taxes	1,295	1,295
Prepaid expenses and other current assets	278	317
Total current assets	27,223	17,488
Property, plant and equipment, net	4,299	3,828
Other assets	2,417	2,409
Total assets	$ 33,939	$ 23,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$ 8,073	$ 4,659
Long-term debt, net of current portion	145	370
Total Liabilities	8,218	5,029
Stockholders’ Equity	25,721	18,696
Total Liabilities and Stockholders’ Equity	$ 33,939	$ 23,725

(A)
The Condensed Consolidated Balance Sheet as of December 31, 2010 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core business segment operational results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Net Income to Non-GAAP Pre-Tax Earnings for the Three and Nine Months ended September 30, 2011 and 2010

For the three months ended:	September 30, 2011		September 30, 2010
	Dollars (000’s)	Amounts Per Share	Dollars (000’s)	Amounts Per Share

Net income and diluted earnings per share	$ 91	$ 0.03	$ 1,978	$ 0.88
Income tax provision	-	-	89	0.04
Pre-tax earnings and pre-tax earnings per share	$ 91	$ 0.03	$ 2,067	$ 0.92

Weighted average number of shares used in basic and diluted EPS calculation.	2,609,334		2,249,416

For the nine months ended:	September 30, 2011		September 30, 2010
	Dollars (000’s)	Amounts Per Share	Dollars (000’s)	Amounts Per Share

Net income and diluted earnings per share	$ 678	$ 0.26	$ 5,221	$ 2.32
Income tax provision	333	0.13	215	0.10
Pre-tax earnings and pre-tax earnings per share	$ 1,011	$ 0.39	$ 5,436	$ 2.42

Weighted average number of shares used in basic and diluted EPS calculation.	2,569,717		2,246,390